Exhibit 10.2

BINDING TERM SHEET FOR

For Proposed Acquisition of Securities of kokomodo ltd.

January 23, 2025

1. Selling Party	Chutzpah Holdings Ltd. and Plantae Ltd. (jointly and severally: the “Selling Party” or “Seller”).
2. Purchaser	Pluri, Inc. a Nevada public corporation traded on Nasdaq, (“Purchaser”, and together with Selling Party: the “Parties”).
3. Transaction

Subject to the herein terms, and the terms of the Agreement, the Parties shall take their best commercial efforts to enter into and consummate the Transaction.

The term “Transaction” shall mean, as contemplated between the Parties: (i) the acquisition by Purchaser of 400,000 Ordinary Shares, par-value NIS 0.01 each, and 175,000 Preferred Seed-1 Shares, par-value NIS 0.01 each, of Kokomodo Ltd., an Israeli private limited liability company (the “Company”), constituting at the Closing (as defined below): approximately 71.10% of the issued and outstanding share capital of Company on a fully diluted basis (and further constituting all securities held by Selling Party at Closing), on a free and clear basis (namely free of any encumbrance, liens, mortgages, third party rights, offset, anti-dilution rights, etc.), and all related transactions contemplated thereby, and (ii) assignment by the Seller of the [loan / investment] of the Seller in the Company in an amount of US$500,000 extended to the Company in early January 2025.

4. Closing Consideration

At the Closing, and in consideration for the Transaction, Purchaser shall pay the Selling Party (in such allocation between the entities constituting the Selling Party as the Selling Party shall inform Purchaser in writing) an aggregate amount equal to US$4,500,000, payable in 976,139 newly issued shares of Purchaser’s Common Stock, nominal value US$0.00001 each (the “Closing Consideration”), on a free and clear basis (namely free of any encumbrance, liens, mortgages, third party rights, offset, anti-dilution rights, etc.) without setoff, adjustments or deductions of any kind other than tax withholding if and as required as set forth below. The Closing Consideration constitutes on the date hereof 12.14% of the issued and outstanding share capital of the Purchaser on a fully diluted as converted basis (after the issuance of the Closing Consideration and without regarding to the transactions contemplated under the Securities Purchase Agreement (as defined below)).

5. Registration rights

The shares constituting the Closing Consideration shall be registered by the Purchaser for trading with the Securities and Exchange and the Tel Aviv Stock Exchange within 45 days of their issuance at Purchaser’s expense, in the manner set forth in the Securities Purchase Agreement of even date herewith between Purchaser and Chutzpah Holdings Ltd., mutatis mutandis (the “Securities Purchase Agreement”), provided that each Selling Party shall enter into a leak-out agreement in the form mutually agreed upon between the Purchaser and each Selling Party, with the following release schedule: no more than 15% of the monthly trade volume of the preceding month, excluding transactions which are not in the public market.

6. Taxes

The Selling Party shall bear any and all tax consequences arising from any consideration payable to it in connection with the transactions contemplated herein, and Purchaser shall make all mandatory withholding at source as required under applicable law, subject to any valid withholding certificate or tax authority ruling.

7. AGREEMENT

Due Diligence. During the Term, as defined below, Seller shall, and shall cause Company to, fully and timely cooperate with Purchaser in conducting a complete legal, financial, technology and intellectual property due diligence, as Purchaser shall require; and Purchaser shall fully and timely cooperate with the Seller in conducting a complete legal, financial, technology and intellectual property due diligence, as Seller shall reasonably require.

Agreement. The share purchase agreement contemplating the Transaction and any other transactions contemplated thereby (collectively: the “Agreement”) shall contain customary provisions for this type of transactions to the parties’ satisfaction, including without limitations, representations and warranties provided by the Seller and by the Purchaser (with Purchaser providing only customary representations similar to those granted under sub-sections 3.1 (a), (b), (c), (d), (g), (o) and (p) (whereby indemnity for (a) through (p) shall be limited to the Closing Consideration, and in any event, any indemnity by Purchaser will be by form of issuance of additional securities of Purchaser, or cash, at election of Purchaser) under the Securities Purchase Agreement) to be true and correct as of the signing date and in all material respects (except for customary representations concerning authority, corporate capacity, binding agreement and free and clear ownership of Seller in connection with the securities sold/debt assigned in connection with the Transaction (the “Seller Fundamental Reps”)) as of Closing (inter-alia, in connection with the Seller’s ownership, authority, capacity and rights), Seller and Purchaser applicable covenants, etc. Such terms also include, but shall not be limited to, customary sole remedy, indemnity and limitation of liability of Seller (capped at 15% of the Closing Consideration, except for the Seller Fundamental Reps which shall be limited to the Closing Consideration, and in any event, any indemnity will be limited to surrender of Purchaser’s Common Stock received as part of the Closing Consideration (provided that Seller shall possess sufficient number of Purchaser Common Stock to surrender and is entitled to do so) provisions by Selling Party (and for avoidance of doubt, and to the extent agreed upon, mechanics such as holdback from the Closing Consideration or escrow arrangements or similar provisions shall be discussed between the Parties under the Agreement), customary Purchaser and Seller’s condition precedent, etc. Closing of the Transactions contemplated herein and thereby (the “Closing”) will take place as soon as reasonably practicable following the meeting (or waiver by the relevant party) of the Closing Conditions (as defined below).

Interim Conduct of Company.

As of the date hereof and until the Closing or termination of the Agreement, Seller shall cause Company to refrain from taking the following actions, without Purchaser’s prior written approval (the “Interim Conduct Covenant”):

(i) Making any expenditure of $5,000 or more (whether in a single or an aggregate of series or reoccurring transactions)excluding salaries made in the ordinary course and consistent with past practices;

(ii) Enter into any transactions outside the ordinary course of business; and,

(iii) Enter into any interested party transaction.

Conditions to Closing (and/or signing as well as closing, if specifically provided to be a signing condition): Neither party shall be required to enter into any Transactions contemplated herein, prior, and subject to:

(i) Completion of due diligence by Purchaser and by Seller each to its full satisfaction, including without limitations, financial, legal, capital structure, technology, business and accounting, and intellectual property, which conclusion shall also be a condition precedent to the signing of the Agreement; and,

(ii) Parties reaching and executing a mutually agreed form of the Agreement; and,

(iii) Satisfaction of all requirements of Purchaser and Seller which may arise within the scope of and/or in connection with the Transaction (inter-alia, as arising from the due diligence process or tax regulatory requirements); and,

(iv) Receipt of all corporate and/or any regulatory (or other applicable) approval by the Purchaser and Seller (including without limitations, approval from the European Investment Bank (EIB),

(v) Purchaser filing the listing applications and/or notices of each of the Nasdaq Capital Market and the Tel Aviv Stock Exchange issuance of Purchaser securities if required, etc.); and,

(vi) Receipt of all approval required by Seller to secure the Transaction and any transactions contemplated thereby (including without limitations, waiver of any right of first refusal or the lapse of the applicable waiting period preemptive rights, termination or amending of shareholder agreements or charter documents (or, if Purchaser is convinced, to its reasonable satisfaction, that such changes are not needed or can be done through Purchaser’s voting power, without additional consents, following the Closing the delivery of all requisite instruments, etc.), to Purchaser’s reasonable satisfaction; and,

(vii) Seller and Company shall have complied with the Interim Conduct Covenant; and,

(viii) The closing of the Securities Purchase Agreement; and,

(ix) receipt of the SH Consent (as defined below).

8. Shareholder Consent

Purchaser shall, no later than ninety (90) days following the execution of the Agreement, solicit proxies and hold a shareholder meeting for the approval of the issuance of the Purchaser Common Stock (the “SH Consent”).  Insofar as Purchaser is not able to secure the SH Consent on such meeting, then Purchaser shall thereafter (and within ninety (90) days following the foregoing meeting (or any adjournment thereof), hold and solicit proxies to once again seek SH Consent. The last date of such period shall be referred to as the “Outside Date”.

9. OUTSIDE DATE

Parties shall enter into the Agreement (and other ancillary documents and instruments) in connection with the Transactions, in the form agreed by Purchaser and each Selling Party, within thirty (30) days from the date hereof.

If the parties do not consummate the Closing for any reason whatsoever until the lapse of 120 days from the date hereof (which term shall be extended by an additional 90 days in the event Purchaser fail to achieve SH Consent at the first shareholder meeting), including without limitation due to the parties failing to agree on mutually acceptable transaction documents, dissatisfactory diligence findings, Purchaser failing to obtain the SH Consent, failure to receive requisite third-party approvals by Purchaser or satisfy any other Closing conditions concerning deliverables to be provided, or undertakings to be carried out, by Purchaser, other than, (i) the Purchaser electing not to sign the Agreement due to the DD Issue (as defined below), prior to the execution of the Agreement, (ii) Selling Party and/or Company did not reasonably cooperate with Purchaser and/or failed to perform its material undertakings and/or covenants as agreed under the Agreement (which shall inter-alia reflect the applicable Closing conditions specified in Section 7], the Interim Conduct Covenant or the undertaking under Sections 6, 7 [Due Diligence], Section 10 (No Shop), Section 11 (Confidentiality) breached a Seller Fundamental Reps, or committed fraud, provided, that with respect to (ii) above, such breach is not remedied following a 7 days written notice (each: a “Good Reason”) then: (i) the Purchaser shall, unless otherwise instructed by any Selling Party (and provided that Selling Party causes Company to enter into the following agreement), within 30 days of the lapse of the Outside Date (a) purchase Company securities of most senior class held by Seller, from the Seller for a purchase amount of US$1,000,000, based on Company valuation of $6M (calculated prior to the investment contemplated in (b)) with Seller providing only Fundamental Reps, and (b) invest in the Company US$500,000 under a Simple Agreement for Future Equity, in the form available at https://www.ycombinator.com/documents (Discount, pre-money Valuation Cap of US$5,500,000), providing for a 20% discount, without modifications in the form, except for as required to provide for the Valuation Cap, and to fill in blanks and bracketed terms (it being agreed that the governing law of the SAFE shall be the laws of the State of Israel), and (c) the parties’ obligation to consummate the Transaction shall immediately terminate. The provisions of Section (c) shall also apply in case of termination due to a Good Reason.

For the purpose of this section DD Issue shall mean: any due diligence finding which the Purchaser is not currently aware of (for avoidance of doubt, the fact that materials were provided under the virtual data room shall not constitute awareness by Purchaser), that, whether alone and/or with other diligence findings, creates or is more likely than not to create upon the Company a liability in excess of US$500,000, that was not properly reflected in the trial balance for December 31, 2024, as provided to Purchaser and.

10. No Shop

During the Term, the Seller shall not, directly or indirectly, other than with respect to the Transaction: (a) cause or permit the Company to make any issuance, sale, assignment, transfer or conveyance of any securities, or other similar rights of the Company (including any convertibles), or sell, assign, dispose, transfer or convey any of the assets of the Company (including allowing the imposition of any mortgage, lien, security interest or any other encumbrance thereto) other than in the ordinary course; (b) solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations or in any way assist or encourage any person to enter into any transaction similar to the Transaction, or any other transaction which may adversely affect the value of the Company, its ability to conduct its business as presently conducted or proposed to be conducted, other than Purchaser. Seller shall immediately inform Purchaser or any inquiry by any third party coming to its knowledge regarding any of the aforesaid.

11. CONFIDENTIALITY

This Term Sheet and any related correspondences are to be held in strict confidence by the parties and not disclosed to any party other than the Company and the parties’ legal / financial counsels who reasonably need to know such information.  Furthermore, Seller acknowledges that Purchaser is a publicly traded corporation on the Nasdaq and TASE, and as such the Company and Seller shall comply with all securities laws and stock exchange requirements in connection, inter-alia, with non-disclosure, insider trading restrictions, etc.  In order to remove any doubt, Seller shall not, and shall require Company to not, disclose any information pertaining to this Term Sheet, including any content thereto, nor make any public announcements with respect hereof, without Purchaser’s prior written consent.  Notwithstanding anything to the contrary, Purchaser may make any disclosure required (pursuant to opinion of its counsel) to accommodate applicable securities laws and/or stock exchange rules, in which case, to the extent reasonably practicable, Purchaser shall provide the Seller with an adequate opportunity to review and offer comments to such announcement or report and take into account any such reasonable comments.

12. TERM	The term of this Term Sheet shall be in force until the execution of the Agreement (which shall supersede and replace this Term Sheet).
13. Choice of Law	This Term Sheet and the Agreement shall be governed and construed in accordance with the laws of the State of Israel, and the competent courts of Tel-Aviv, Israel, shall have exclusive jurisdiction thereto.

[Signature Page Below]

The foregoing correctly reflects our mutual binding agreements as a basis for proceeding toward the Agreement.

Pluri, Inc		Chutzpah Holdings Ltd.

By:	/s/ Yaky Yanay	By:	/s/ Laura Perkins
Name:	Yaky Yanay	Name:	Laura Perkins
Title:	Chief Executive Officer	Title:	Director of Beaumont (Directors) Limited
Date:	January 23, 2025	Date:	January 23, 2025

Pluri, Inc		Chutzpah Holdings Ltd.

By:	/s/ Liat Zalts	By:	/s/ Ana Ventura
Name:	Liat Zalts	Name:	Ana Ventura
Title:	Chief Financial Officer	Title:	Directors
Date:	January 23, 2025	Date:	January 23, 2025

Plantae Ltd.

By:	/s/ Eli Mor
Name:	Eli Mor
Title:	CEO
Date:	January 23, 2025

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